UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2007

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 407-650-1000

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01	Completion of Acquisition or Disposition of Properties.

Six Flags

On April 6, 2007, we acquired three waterparks and four theme parks (the “Parks”) from an affiliate of PARC Management, LLC (“PARC Management”) for an aggregate purchase price of $312.0 million. As previously reported in our current report on Form 8-K filed on January 12, 2007, we entered into an asset purchase agreement with respect to these and certain other properties on January 11, 2007. The purchase price consists of $290.0 million in cash and a note for $22.0 million. The note has a term of 10 years, annual principal payments of $1.7 million, an interest rate of 8.75% and a balloon payment of the remaining principal at maturity. Simultaneously with our purchase, an affiliate of PARC Management acquired all of the capital stock and partnership interests of each of the subsidiaries of Six Flags Theme Parks, Inc. that own the Parks. The Parks are described below.

Fee Simple Properties:

•

Darien Lake in Buffalo, New York is a 978-acre combination theme and waterpark resort with camping accommodations, a 21,000-person capacity performing arts center and catering facilities. It features forty-three rides including five major roller coasters, 18 adult rides and 12 children’s rides.

•

Elitch Gardens in Denver, Colorado is a 62-acre, combination theme and waterpark and is the only significant theme park within several hundred miles of Denver. It features fifty-three rides including five major roller coasters and 13 children’s rides.

•	Frontier City in Oklahoma City, Oklahoma is a 113-acre western theme park with 34 rides including four roller coasters.

•	White Water Bay in Oklahoma City, Oklahoma is a 21-acre tropical themed water park.

•	Splashtown in Houston, Texas is a 53-acre water park with 13 water rides. A $1.8 million investment in past two years includes park improvements and new rides.

Leasehold Properties:

•	Wild Waves and Enchanted Village in Seattle, Washington is 67-acre combination theme and waterpark with 55 rides. More than $24 million in capital improvements have been made since 2000.

•

WaterWorld in Concord, California is a 23-acre water park with more than 20 rides and attractions including Tornado, a mammoth six-story funnel. More than $2 million was recently invested in park improvements.

At closing, we leased the Parks on a long-term triple-net basis to newly formed subsidiaries of PARC Management. The leases for the Parks have initial terms through December 2029 and three 10-year renewal options. The minimum annual rent for our leases for the Parks is approximately $27.5 million in the aggregate in the initial year. Additional rent is a negotiated percentage of incremental total revenue over a threshold. All of the leases are cross-defaulted.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Financial statements for the Selected Parks Operations of Six Flags, Inc. will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial report on Form 8-K is filed.

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(b)	Pro Forma Financial Information

Pro forma financial information for the transaction described in Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial report on Form 8-K is filed.

(c)	Not applicable.

(d)	Not applicable.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include our tenants inability to satisfactorily operate the parks or the failure to negotiate the amendment and/or extensions of certain land permits or leases. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2007	CNL INCOME PROPERTIES, INC.

	By:	/s/ Tammie Quinlan
	Name:	Tammie Quinlan
	Title:	Chief Financial Officer

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